Exhibit 99.19

Avocent Reports 13% Revenue Growth to Record $183 Million for Third Quarter of 2008

Led by LANDesk’s 45% Revenue Growth and 18% Operating Margin

HUNTSVILLE, Ala.--(BUSINESS WIRE)--October 21, 2008--Avocent Corporation (NASDAQ: AVCT) today reported record revenue and operating income for the third quarter of 2008. Revenue increased 13% to $183 million compared with revenue of $162.1 million in the third quarter of 2007. Avocent also reported record operating income for the third quarter as a result of higher sales and increased gross profit.

“Avocent’s record revenue benefited from double digit sales growth from branded and OEM products compared with the third quarter of 2007,” stated Mike Borman, CEO of Avocent Corporation. “LANDesk sales jumped 45% to $41.6 million and benefited from increased demand across product lines, higher contract renewal rates, growth in average contract size, and the acquisition of Touchpaper during the quarter which added approximately $7.5 million to third quarter revenue. Sales from our Management Systems business unit rose 7% to $138.0 million, including approximately $6.6 million contributed by the acquisition of Ergo during the quarter.

”Avocent’s sales growth benefited from our increased presence in Europe and Asia and the acquisitions of Touchpaper and Ergo completed in the third quarter. International sales rose 32% to $88.2 million and accounted for almost 48% of total sales in the third quarter of 2008, up from 41% in the third quarter of 2007. Growth in our international sales more than offset a slight decline in U.S. sales related primarily to OEM accounts. We are encouraged by the growing demand for our products in Europe and Asia and the steady sales levels in the U.S. in this current tough economic environment,” continued Mr. Borman.

Third Quarter Results

Third quarter 2008 operational net income, which is income prior to acquired in-process research and development, intangible amortization, restructuring and integration costs, and stock compensation expenses, increased 7% to $30.4 million, or $0.67 per diluted share, compared with operational net income of $28.5 million, or $0.56 per diluted share, in the third quarter of 2007. (See “Use of Non-GAAP Financial Measures” discussion below.) Approximately $3.2 million, or $0.07 per share, of the operational net income resulted from a foreign currency exchange gain related to repatriation of capital from a European subsidiary.

GAAP net income for the third quarter of 2008 was $11.0 million, or $0.24 per diluted share, compared with GAAP net income of $16.1 million, or $0.32 per diluted share, in the third quarter of 2007. Net adjustments to reconcile operational net income to GAAP net income were $19.5 million in the third quarter of 2008, including $10.5 million in intangible amortization, $4.8 million in stock compensation expenses, and $4.2 million in restructuring and integration costs. Net adjustments to reconcile operational net income to GAAP net income were $12.4 million in the third quarter of 2007, including $7.5 million in intangible amortization and $4.9 million in stock compensation expenses.

Total branded product sales increased 13% to $124.6 million from the third quarter of 2007 and accounted for 68% of total third quarter 2008 sales. OEM sales rose 12% to $58.4 million from the third quarter of 2007 and accounted for 32% of total third quarter 2008 sales. U.S. sales totaled $94.8 million and were flat compared with the third quarter of 2007. International sales rose 32% to $88.2 million compared with the third quarter of 2007.

“Europe and Asia led our international sales growth from the third quarter of 2007,” continued Mr. Borman. “We believe the increased demand from international customers highlights the strength of our products and solutions for IT Operations Management. U.S. sales remained soft due to continued weakness from certain segments of the market. We expect U.S. sales to remain stagnant until the economy begins to improve. In the interim, we continue to build Avocent’s visibility with key U.S. customers as we expand our IT Operations Management products and solutions.”

Operational gross profit for the third quarter of 2008 increased 11% to $118.6 million compared with $107.3 million in the third quarter of 2007. Operational gross margin declined to 64.8% in the third quarter of 2008 compared with 66.0% in the third quarter of 2007. The growth in gross profit was primarily due to higher sales while the slight decline in the gross margin from last year was due to contributions to revenue from lower margin products added by our Touchpaper and Ergo acquisitions.

Research and development expenses excluding stock-based compensation, increased 10% to $22.9 million ($24.4 million on a GAAP basis, which includes stock-based compensation of $1.5 million), or 12.5% of sales, compared with $20.8 million, or 12.8% of sales, in the third quarter of 2007. “Research and development expenses increased from the third quarter of 2007 due to the acquisitions and an increased focus on high-end software based products,” continued Mr. Borman. “We also continue to invest in refreshing our existing product lines and lowering manufacturing costs as part of our product life cycle programs.”

Selling, general and administrative expenses, excluding stock-based compensation increased 15% to $56.3 million ($60.3 million on a GAAP basis, which includes stock-based compensation of $4.0 million), or 30.7% of sales, compared with $48.8 million, or 30.0% of sales, in the third quarter of 2007. SG&A expenses increased in the third quarter primarily due to the addition of Touchpaper and Ergo, as well as growth in selling and marketing expenses to support higher sales within our legacy products.

Operational operating income, excluding restructuring and integration costs, stock-based compensation and intangible asset amortization, rose 5% to $39.4 million in the third quarter of 2008 compared with $37.7 million in the third quarter of 2007.

Avocent’s cash flow from operations was $27 million in the third quarter of 2008 compared to $41 million in the third quarter of 2007. At the end of the third quarter, Avocent’s cash and cash equivalents totaled approximately $115 million.

Weighted average shares outstanding declined 11% over the prior year to 44.8 million in the third quarter of 2008 due to the Company’s stock repurchase program. During the fourth quarter of 2007 and the first quarter of 2008, Avocent repurchased approximately 6 million shares of its stock.

Acquisitions Completed in Third Quarter

Avocent completed the acquisitions of Touchpaper Group Limited, a privately held provider of IT business management solutions based in Woking, U.K. and the acquisition of assets and certain liabilities of Ergo 2000, Inc., a privately held provider of rack-mounted LCD consoles based in Fullerton, California, during the third quarter of 2008. The acquisitions added approximately $14.1 million to third quarter revenue and were slightly accretive to operational earnings. The acquisitions are expected to be modestly accretive to fourth quarter 2008 operational earnings. Avocent realized a foreign currency exchange gain of approximately $3.2 million on the repatriation of Euros used in funding the Touchpaper acquisition. The amount was included in “other income” for the quarter.

The operations of Touchpaper were integrated into the LANDesk business unit to extend our desktop solutions for incident management, problem management, and service desk capabilities. Ergo’s operations were integrated into the Management Systems business unit, expanding our LCD rack-based console management products that include server access capabilities which complement our market-leading console switches.

Third Quarter Business Unit Results

Revenue from Management Systems advanced to $138.0 million in the third quarter of 2008 from $129.2 million in the third quarter of 2007, while operating income from this unit declined to $39.6 million in the third quarter of 2008 from $43.8 million in the third quarter of 2007. The increase in revenue was primarily associated with the addition of Ergo product sales. The decrease in operating income was primarily due to increased expenditures on marketing programs and software research and development combined with lower margins generated by Ergo products than that of our legacy products.

Revenue from LANDesk totaled $41.6 million in the third quarter of 2008 and contributed $7.6 million in operating profit for the quarter. This compares with revenue of $28.6 million and a contribution of $900,000 in operating profit for the third quarter of 2007. The growth in LANDesk operating profit was due to higher sales and ongoing cost containment efforts.

Revenue from Avocent’s entrepreneurial business units totaled $3.0 million in the third quarter of 2008 compared with $3.8 million in the third quarter of 2007. Third quarter operating loss for 2008 was $1.0 million from the entrepreneurial business units compared with $3.2 million loss in the third quarter of 2007.

Fourth Quarter 2008 Outlook

“We expect fourth quarter revenue to be in the range of $175 million - $185 million, reflecting the current uncertain U.S. and global economic situation,” stated Avocent’s Chief Financial Officer Edward Blankenship. “We expect operational (non-GAAP) earnings per share of $0.55 - $0.63. These estimates include the expected operating results from our Pro A/V and Equinox serial product lines that we previously announced for divestiture,” continued Mr. Blankenship.

“Our third quarter’s results included approximately $5.4 million of restructuring and integration charges, gross of tax, related to our previously announced programs to improve efficiency and reduce our costs,” stated Mr. Blankenship. “During the quarter, we reduced headcount in R&D, consolidated certain R&D programs, and launched a series of actions designed to enhance Avocent’s competitiveness and intensify our focus on IT Operations Management. The third quarter amount included approximately $1.0 million related to integration expenses associated with the Touchpaper and Ergo acquisitions. We expect to record an additional $2.0 million - $3.0 million in restructuring charges excluding stock-based compensation, during the fourth quarter of 2008. We also expect to record less than $1.0 million in integration charges during the fourth quarter of 2008. We estimate that our restructuring actions will yield pretax savings of approximately $26 million - $28 million in 2009 as we work to improve our operating margins in 2009 to our longer term target range of 24% – 26%.”

Conference Call

Avocent will provide an on-line, real-time webcast and rebroadcast of its third quarter results conference call to be held October 21, 2008. The live broadcast will be available on-line at www.avocent.com as well as http://ir.avocent.com/ beginning at 4:00 p.m. Central time. The on-line replay will follow immediately and continue for 30 days.

Use of Non-GAAP Financial Measures

To supplement Avocent’s consolidated financial statements presented in accordance with GAAP, we present investors with certain non-GAAP operational measures, including net sales, gross profit, operating expenses, and the resulting operating income, income before taxes, operational net income, and operational earnings per share, all of which primarily exclude the effects of restructuring and integration costs, amortization related to purchase accounting adjustments, stock-based compensation and acquired in-process research and development expenses. Specifically, we use the following non-GAAP measures:

  The non-GAAP net sales operational measure consists of net sales increased by the pro-forma amortization of deferred revenue of LANDesk at the date of acquisition which was reduced to estimated fair value pursuant to purchase accounting under GAAP. This pro forma amortization ended in the third quarter of 2007.
  The non-GAAP gross profit operational measure consists of the non-GAAP net sales operational measure described above, less cost of sales excluding the impact of stock-based compensation and intangible amortization related to purchase accounting adjustments as they relate to cost of sales.
  The non-GAAP operating expense operational measure consists of GAAP operating expenses, excluding the impact of restructuring and integration costs, stock-based compensation and amortization of intangible assets arising from purchase accounting.
  The non-GAAP operating income operational measure consists of GAAP operating income adjusted for the non-GAAP operational measures described above.
  The non-GAAP net income operational measure consists of GAAP net income, adjusted by the non-GAAP operational measures described above and the tax effects of these non-GAAP operational measures, plus the income tax benefit realized from deducting the amortization of LANDesk goodwill for tax purposes (which is not amortized under GAAP).
  The non-GAAP earnings per share operational measure is calculated by dividing the non-GAAP net income operational measure described above by weighted average basic and diluted shares outstanding.

We believe that excluding amortization associated with purchase accounting adjustments as well as the tax impact of certain purchase accounting elections for prior acquisitions provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods. Not only are these amortization and tax impact adjustments based on amounts assigned in purchase accounting that may have little bearing on present or future replacement costs, but they also are based on management’s estimates of remaining useful lives.

We believe that excluding restructuring and integration costs (which consist primarily of one time severance compensation and related employee benefits) provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods as these costs are not part of our ongoing operating expenses.

Similarly, we believe that excluding stock-based compensation expense provides important supplemental information and an alternative presentation useful to investors’ understanding of our core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods.

We also believe that, in excluding restructuring and integration costs, stock-based compensation expense and amortization associated with purchase accounting adjustments (together with the related tax effects), our non-GAAP financial measures provide investors with transparency into the information and basis used by management and our board of directors to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, to compare our results of operations on a more consistent basis against that of other companies in making financial and operating decisions, and to establish targets for management incentive compensation.

These non-GAAP operational measures have historically been used as internal operating targets and key performance metrics by Avocent’s senior management and board of directors as they evaluate both the performance of the consolidated financial results as well as those of individual business segments. These non-GAAP operational measures are reviewed individually as well as in total in measuring our performance against internal and external expectations for the period and the expectations for such key non-GAAP operational measures are the basis for any financial guidance provided by management for future periods. We believe that the use of each of these non-GAAP financial measures provides enhanced consistency and comparability with our past financial reports, and also facilitates comparisons with other companies in our industry, many of which use similar non-GAAP financial measures to supplement their GAAP results. We provide this information to investors to enable them to perform additional analyses of past, present and future operating performance, compare us to other companies, and evaluate our ongoing financial operations.

These non-GAAP operational measures are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These operational measures have limitations in that they do not reflect all of the costs or reductions to revenue associated with the operations of our business as determined in accordance with GAAP. In addition, these operational measures may not be comparable to non-GAAP financial measures reported by other companies. As a result, one should not consider these measures in isolation or as a substitute for analysis of Avocent’s results as reported under GAAP. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to operational measures. We expect to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion or inclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. The non-GAAP operational measures are limited in that they do not include the impact of stock-based compensation expense or amortization of intangible purchase accounting adjustments.

About Avocent Corporation

Avocent delivers IT operations management solutions that reduce operating costs, simplify management and increase the availability of critical IT environments 24/7 via integrated, centralized software. Additional information is available at www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the growing European and steady U.S. demand for our products, our efforts to build visibility with our key U.S. customers, our investments to refresh our product lines and lower manufacturing costs, the accretive nature of the combined Touchpaper and Ergo acquisitions to our fourth quarter 2008 operational earnings, our ability to integrate their product offerings and solutions with our existing products, solutions, and customers, our projected range of revenue, operational earnings per share, additional restructuring charges, and the tax savings from our restructuring actions for the fourth quarter of 2008, and our targeted range of operating margin for 2009. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2008. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

AVOCENT CORPORATION GAAP Condensed Consolidated Statements of Income (Unaudited, in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 26, 2008	Sept. 28, 2007	Sept. 26, 2008	Sept. 28, 2007

Net sales	$183,048	$162,072	$483,629	$445,448
Cost of sales (1) (2)	69,001	58,482	178,559	165,761
Gross profit	114,047	103,590	305,070	279,687

Research and development expenses (1)	24,398	22,751	72,126	64,821
Acquired in-process research and development expense	700	-	700	-
Selling, general and administrative expenses (1)	60,266	52,820	172,830	153,922
Restructuring, retirement and integration expenses (1)	5,926	-	13,627	-
Amortization of intangible assets (2)	8,971	7,581	24,123	24,124
Operating income	13,786	20,438	21,664	36,820

Other (expense), net	389	(572)	(1,330)	(3,593)
Income before income taxes	14,175	19,866	20,334	33,227

Provision for income taxes	3,214	3,749	5,199	1,364
Net income	$10,961	$16,117	$15,135	$31,863

Earnings per share:
Basic	$0.24	$0.32	$0.33	$0.63
Diluted	$0.24	$0.32	$0.33	$0.62

Weighted average shares and common equivalents outstanding:
Basic	44,792	50,310	45,241	50,506
Diluted	45,467	51,149	45,868	51,399

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares pursuant to SFAS 123R:

	For the Three Months Ended		For the Nine Months Ended
	Sept. 26, 2008	Sept. 28, 2007	Sept. 26, 2008	Sept. 28, 2007

Cost of sales	$298	$373	$797	$853
Research and development expenses	1,523	1,916	3,878	4,422
Selling, general and administrative expenses	3,986	4,021	9,288	9,799
Restructuring and retirement expenses	480	-	2,999	-
Total stock-based compensation	$6,287	$6,310	$16,962	$15,074

(2) Includes amortization of certain intangibles recorded as the result of acquisitions as detailed below. Please reference the reconciliation of GAAP to non-GAAP operational measures for each period included on the following page of this release.

	For the Three Months Ended		For the Nine Months Ended
	Sept. 26, 2008	Sept. 28, 2007	Sept. 26, 2008	Sept. 28, 2007

Cost of sales	$4,218	$2,767	$9,753	$8,217
Amortization of intangible assets	8,972	7,581	24,123	24,124
Total amortization of intangible assets	$13,190	$10,348	$33,876	$32,341

Non-GAAP Operational Measures (3)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 26, 2008	Sept. 28, 2007	Sept. 26, 2008	Sept. 28, 2007

Operational net sales	$183,048	$162,670	$483,629	$447,322
Operational gross profit	$118,564	$107,329	$315,620	$290,631
Operational operating income	$39,410	$37,696	$83,997	$86,134
Operational net income	$30,441	$28,519	$63,289	$62,364
Operational diluted earnings per share	$0.67	$0.56	$1.38	$1.21

(3) See reconciliation of GAAP to Non-GAAP operational measures included on the following page of this release.

AVOCENT CORPORATION Reconciliation of GAAP to Non-GAAP Operational Measures (Unaudited, in thousands, except per share data)

	GAAP		Purchase	Restructuring	Non-GAAP
	Financial	Stock-based	Accounting	& Integration	Operational
	Measures	Compensation (1)	Adjustments (2)	Expenses	Measures
For the Three Months Ended September 26, 2008

Operational net sales	$183,048	-	-	-	$183,048
Operational gross profit	$114,047	298	4,219	-	$118,564
Operational operating income	$13,786	6,287	13,891	5,446	$39,410
Operational net income (3)	$10,961	4,802	10,518	4,160	$30,441
Operational diluted earnings per share (3)	$0.24	0.11	0.23	0.09	$0.67

For the Three Months Ended September 28, 2007

Operational net sales	$162,072	-	598	-	$162,670
Operational gross profit	$103,590	373	3,366	-	$107,329
Operational operating income	$20,438	6,310	10,948	-	$37,696
Operational net income	$16,117	4,859	7,543	-	$28,519
Operational diluted earnings per share	$0.32	0.09	0.15	-	$0.56

For the Nine Months Ended September 26, 2008

Operational net sales	$483,629	-	-	-	$483,629
Operational gross profit	$305,070	797	9,753	-	$315,620
Operational operating income	$21,664	16,962	34,743	10,628	$83,997
Operational net income (3)	$15,135	12,978	27,044	8,132	$63,289
Operational diluted earnings per share (3)	$0.33	0.28	0.59	0.18	$1.38

For the Nine Months Ended September 28, 2007

Operational net sales	$445,448	-	1,874	-	$447,322
Operational gross profit	$279,687	853	10,091	-	$290,631
Operational operating income	$36,820	15,074	34,240	-	$86,134
Operational net income	$31,863	11,390	19,111	-	$62,364
Operational diluted earnings per share	$0.62	0.22	0.37	-	$1.21

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares. Avocent adopted SFAS 123R effective January 1, 2006 and began recording expense related to outstanding unvested stock options on that date as well as on subsequent equity compensation grants and modifications to previous awards.

(2) Includes purchase accounting adjustments related to amortization of intangibles, the write-off of acquired in-process research and development expenses, and amortization of the fair-value adjustments to deferred revenue and the tax effects of these adjustments.

(3) Operational income tax expense includes benefit of $1,445 and $1,535 for the three months ended September 26, 2008 and September 28, 2007, respectively. Operational income tax expense includes benefit of $4,335 and $3,582 for the nine months ended September 26, 2008 and September 28, 2007, respectively. The tax benefit relates to the deduction of amortization of LANDesk goodwill for tax purposes, which is not amortized for GAAP.

AVOCENT CORPORATION Condensed Consolidated Balance Sheets (Unaudited, in thousands)

	September 26,	December 31,
	2008	2007

Cash, cash equivalents and short-term investments	$114,901	$111,126
Accounts receivable, net	127,400	109,851
Inventories, net	28,813	30,103
Other current assets	20,230	15,198
Deferred income tax	3,707	3,094
Total current assets	295,051	269,372

Property and equipment, net	36,984	37,298
Goodwill	613,610	584,949
Intangible assets, net	192,440	167,982
Deferred tax asset	14,152	16,131
Other assets	3,927	2,701
Total assets	$1,156,164	$1,078,433

Accounts payable and other accrued expenses	$48,787	$45,103
Income tax payable	19,559	14,950
Deferred revenue	65,346	54,738
Other current liabilities	43,121	30,630
Total current liabilities	176,813	145,421

Long-term debt	180,000	95,000
Deferred revenue, net of current portion	9,250	11,325
Other non-current liabilities	580	1,025
Total liabilities	366,643	252,771

Total stockholders' equity	789,521	825,662

Total liabilities and stockholders' equity	$1,156,164	$1,078,433

AVOCENT CORPORATION Additional Operational Financial Information (Unaudited, in thousands)

	Quarter Ended		Nine Months Ended
	Sept. 26, 2008	Sept. 28, 2007	Sept. 26, 2008	Sept. 28, 2007

Revenue by Distribution Channel
Branded	$124,613	$110,254	$325,147	$295,389
OEM	58,435	52,416	158,482	151,933
Total	$183,048	$162,670	$483,629	$447,322

Revenue by Business Unit
Management Systems	$138,011	$129,222	$370,434	$351,580
LANDesk	41,559	28,648	102,594	80,065
Other business units	2,972	3,819	8,561	11,788
Corporate and unallocated	506	981	2,040	3,889
Total	$183,048	$162,670	$483,629	$447,322

Management Systems Revenue by Product Line
KVM	$97,101	$99,181	$268,350	$268,917
Serial Management	13,517	13,387	39,572	37,425
Embedded Software and Solutions	10,229	8,662	26,981	24,136
Other	17,164	7,992	35,531	21,102
Total	$138,011	$129,222	$370,434	$351,580

LANDesk Revenues by Type
Licenses and royalties	$22,092	$16,741	$57,919	$46,912
Maintenance and services	19,467	11,907	44,675	33,153
Total	$41,559	$28,648	$102,594	$80,065

Operating Profit by Business Unit
Management Systems	$39,649	$43,821	$97,415	$105,304
LANDesk	7,620	885	12,161	969
Other business units	(1,015)	(3,154)	(4,064)	(9,360)
Corporate and unallocated	(6,844)	(3,856)	(21,521)	(10,779)
Total	$39,410	$37,696	$83,991	$86,134

Cash Flow Highlights
Cash provided by operations	$27,284	$41,425	$66,385	$98,884
Depreciation expense	$2,137	$2,502	$7,027	$7,232
Capital expenditures	$1,762	$2,159	$6,773	$7,027
Purchase of treasury shares	$-	$8,538	$64,449	$26,469

CONTACT:
Avocent Corporation
Edward H. Blankenship, 256-217-1301
Senior Vice President of Finance
and Chief Financial Officer
or
Robert Jackson, 256-261-6482
Director of Investor Relations